Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated May 20, 2025, with respect to the audited balance sheets of North Star Recovery & Wellness, LLC (formerly Central Park Fund 1, LLC) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from inception to December 31, 2023 and the year ended December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 25, 2025